Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-269694 and 333-263346) of Heliogen, Inc. of our report dated March 29, 2023 relating to the financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 29, 2023